Exhibit 16.1

February 7, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 7, 2005, of ACR Group, Inc. and are in agreement with the statements contained in the paragraphs of Item 4.01 (a) therein. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01 (b) therein.

/s/ Ernst & Young LLP